FOR IMMEDIATE RELEASE

INTERPUBLIC ANNOUNCES MANAGEMENT SUCCESSION
AT MCCANN WORLDGROUP

Effective April 1, Nick Brien to Assume CEO Role;
John Dooner Remains Chairman to Ensure Transition

New York, NY – January 21, 2010 – The Interpublic Group (NYSE: IPG) announced today that Nick Brien has been designated to succeed John Dooner as CEO of McCann Worldgroup.  The move, which will become effective April 1, is the culmination of a multi-year plan led by IPG’s Chairman and CEO Michael Roth and its Board of Directors to ensure a seamless management transition at the holding company’s largest operating unit.  Mr. Dooner, who also played an active role in the process, will stay on as Chairman of McCann Worldgroup through 2010 to ensure a seamless transition.

“McCann Worldgroup is a global integrated marketing powerhouse and we wanted to be sure that the selection of new leadership was implemented as thoughtfully and thoroughly as possible,” said Mr. Roth.  “This will ensure that the agency’s future lives up to its storied place in the history of our industry.  With the guidance of the board and John’s active participation, I am confident that we have considered the most comprehensive slate of candidates.  Nick has experience at senior levels in agencies across the full range of marketing services and he’s accomplished great things since joining us to lead UM a few years back – we are all in agreement that he is a terrific choice to lead McCann at this vital time of change and opportunity in media and marketing.  John built the Worldgroup and has in recent years helped revitalize its offerings across multiple marketing disciplines.  I know he is totally focused on helping Nick to achieve a smooth transition through the balance of this year.  Beyond 2010, we will look for opportunities to continue tapping into John’s unique range of experience as an advisor on global advertising matters.”

Mr. Dooner added that “Nick has a vision of where our industry is going and how to position agencies to be ahead of these changes.  He has the passion and drive that are required to lead a complex, global company.  I am enormously proud of McCann Worldgroup’s record of success and innovation and all of my colleagues who have helped set the standard for our industry and I’m confident Nick will do an extraordinary job to raise the bar even higher.”

“Our industry is undergoing radical transformation.  To keep pace with the changes being driven by emerging technology, it is vital to focus on collaboration, creativity and organizational flexibility,” said Mr. Brien.  “The turnaround at Mediabrands is a testament to these qualities, as well as to our partnership with the senior team at IPG.  I look forward to working with McCann management, notably COO Eric Keshin and members of the Worldgroup board, to invigorate and accelerate the company’s progress along a similar path to future success.  And I am honored to be presented the opportunity to lead one of our industry’s great brands.”

Mr. Roth added that, in the wake of Mr. Brien’s move to McCann Worldgroup, Mediabrands will be led by an Office of the Chairman, reporting directly to him.  The Office of the Chairman will be comprised of Richard Beaven, CEO of Initiative, Tara Comonte, Mediabrands’ COO and CFO, Matt Freeman, the recently-named CEO of Mediabrands Ventures and Matt Seiler, CEO of UM.  A decision concerning a new CEO for Mediabrands is not contemplated until 2011.

# # #

About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick.  Leading domestic brands include Campbell-Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe & Partners Company; Hill Holliday; Mullen; The Martin Agency and R/GA.  For more information, please visit www.interpublic.com.

# # #
Contact Information
Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax